EXHIBIT 99.1

First Capital, Inc. Reports Record Earnings for 2019

CORYDON, Ind., Jan. 23, 2020 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $10.3 million, or $3.09 per diluted share, for the year ended December 31, 2019, compared to net income $9.3 million, or $2.77 per diluted share, for the year ended December 31, 2018. The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $2.6 million for 2019 as compared to 2018. Interest income increased $3.2 million when comparing the two periods due to increases in the average balance of interest-earning assets from $730.5 million for 2018 to $760.8 million for 2019 and the average tax-equivalent yield of interest-earning assets from 4.01% for 2018 to 4.27% for 2019.  The increase in the average tax-equivalent yield for 2019 compared to 2018 is primarily due to growth in the loan portfolio, which carries a higher yield than investment securities.  Interest expense increased $349,000 when comparing the periods as the average cost of interest-bearing liabilities increased from 0.29% to 0.35% and the average balance of interest-bearing liabilities increased from $552.2 million for 2018 to $567.6 million for 2019.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.72% for 2018 to 3.92% for 2019.

Based on management’s analysis of the allowance for loan losses and due primarily to growth in the loan portfolio, the provision for loan losses increased from $1.2 million for 2018 to $1.4 million for 2019.  The Bank recognized net charge-offs of $737,000 for 2018 compared to $429,000 for 2019.

Noninterest income increased $758,000 for 2019 as compared to 2018 primarily due to increases in ATM and debit card fees and unrealized gains on equity securities of $248,000 and $239,000, respectively.  There was also a loss on a tax credit investment of $270,000 recorded in 2018.  Those changes were partially offset by an $89,000 decrease in service charges on customer accounts.

Noninterest expenses increased $1.7 million for 2019 compared to 2018 primarily due to increases in compensation and benefits expense of $1.4 million and data processing expense of $458,000 when comparing the two periods.  A significant factor in the increase in data processing expense during 2019 was the rollout of the Bank’s new digital platform in the fourth quarter of 2019 and the associated costs, including contract termination fees from the previous platform provider.

Income tax expense increased $593,000 for 2019 as compared to 2018 resulting in effective tax rate of 16.1% for 2019 compared to 13.1% for 2018.  The increase in the effective tax rate is primarily due to an increase in taxable income and a reduction in benefits from a tax credit entity.

The Company’s net income was $2.4 million, or $0.72 per diluted share, for the quarter ended December 31, 2019 compared to $2.5 million, or $0.75 per diluted share, for the quarter ended December 31, 2018.   The decrease in net income is primarily due to an increase in noninterest expense partially offset by an increase in noninterest income.

Net interest income after provision for loan losses increased $21,000 for the quarter ended December 31, 2019 as compared to the same period in 2018.  Interest income increased $331,000 when comparing the two periods, due to an increase in the average balance of earning assets from $743.7 million for the quarter ended December 31, 2018 to $772.6 million for the same period in 2019.  The average tax-equivalent yield on interest-earning assets also increased, from 4.16% for the quarter ended December 31, 2018 to 4.19% for the same period in 2019.  Interest expense increased $60,000 as the average balance of interest-bearing liabilities increased from $557.6 million for the quarter ended December 31, 2018 to $570.6 million for the same period in 2019 and the average cost of interest-bearing liabilities increased from 0.32% for the quarter ended December 31, 2018 to 0.36% for the same period in 2019.  The provision for loan losses was $450,000 for the quarter ended December 31, 2019 compared to $200,000 for the quarter ended December 31, 2018.

Noninterest income increased $612,000 for the quarter ended December 31, 2019 as compared to the same period in 2018, primarily due to an increase in gains on the sale of loans and a decrease in unrealized losses on equity securities of $170,000 and $131,000, respectively.  The previously mentioned $270,000 loss on a tax credit investment was also recorded in the quarter ended December 31, 2018.

Noninterest expenses increased $502,000 for the quarter ended December 31, 2019 as compared to the quarter ended December 31, 2018, primarily due to increases of $456,000 in compensation and benefit expense and $190,000 in data processing expense, partially offset by a $136,000 decrease in loss on foreclosed real estate.  As discussed above, costs and contract termination fees related to the Bank’s new digital platform totaled approximately $126,000 during the fourth quarter of 2019.

Income tax expense increased $224,000 for the quarter ended December 31, 2019 as compared to the same period in 2018.  As a result, the effective tax rate for the quarter ended December 31, 2019 was 15.5% compared to 8.0% for the same period in 2018, primarily due to the Bank’s investment in tax credit entities during 2018.

Total assets as of December 31, 2019 were $827.5 million compared to $794.2 million at December 31, 2018.  Net loans receivable and cash and cash equivalents increased $32.2 million and $10.2 million, respectively, which was partially offset by a decrease in investment securities of $7.3 million.  Loan growth was primarily due to increases in commercial mortgage loans, commercial business loans and other consumer loans of $14.1 million, $9.0 million and $7.8 million, respectively.  Deposits increased $20.5 million to $722.2 million at December 31, 2019 due primarily to increases in savings accounts and both noninterest-bearing and interest-bearing demand deposits.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $6.9 million at December 31, 2018 to $3.1 million at December 31, 2019 primarily due to the sale of foreclosed real estate and a decrease in nonaccrual loans.

At December 31, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2019	2018	2019	2018
(Dollars in thousands, except per share data)

Total interest income	$32,054	$28,886	$7,957	$7,626
Total interest expense	1,960	1,611	510	450
Net interest income	30,094	27,275	7,447	7,176
Provision for loan losses	1,425	1,168	450	200
Net interest income after provision for loan losses	28,669	26,107	6,997	6,976

Total non-interest income	6,926	6,168	1,820	1,208
Total non-interest expense	23,270	21,615	5,971	5,469
Income before income taxes	12,325	10,660	2,846	2,715
Income tax expense	1,987	1,394	440	216
Net income	10,338	9,266	2,406	2,499
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$10,325	$9,253	$2,403	$2,496

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$3.10	$2.78	$0.72	$0.75

Diluted	$3.09	$2.77	$0.72	$0.75

Weighted average common shares outstanding:
Basic	3,332,869	3,328,422	3,335,882	3,330,529

Diluted	3,344,072	3,335,394	3,347,888	3,337,627

OTHER FINANCIAL DATA

Cash dividends per share	$0.95	$0.92	$0.24	$0.23
Return on average assets (annualized) (1)	1.26%	1.19%	1.16%	1.26%
Return on average equity (annualized) (1)	11.13%	11.46%	9.83%	12.14%
Net interest margin (tax-equivalent basis)	4.01%	3.79%	3.92%	3.92%
Interest rate spread (tax-equivalent basis)	3.92%	3.72%	3.83%	3.84%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.85%	2.77%	2.88%	2.76%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2019	2018

Cash and cash equivalents	$51,360	$41,112
Interest-bearing time deposits	6,490	7,710
Investment securities	254,562	261,841
Gross loans	471,555	438,325
Allowance for loan losses	5,061	4,065
Earning assets	766,148	732,366
Total assets	827,496	794,162
Deposits	722,177	701,646
Stockholders' equity, net of noncontrolling interest	98,836	85,844
Non-performing assets:
Nonaccrual loans	1,765	3,055
Accruing loans past due 90 days	13	2
Foreclosed real estate	170	3,142
Troubled debt restructurings on accrual status	1,166	703
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	10.01%	9.57%
Tier 1 - risk based assets	14.03%	13.87%
Total risk-based	14.90%	14.62%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	December 31,
	2019	2018
Return on average assets before annualization	0.29%	0.32%
Annualization factor	4.00	4.00
Annualized return on average assets	1.16%	1.26%

Return on average equity before annualization	2.46%	3.04%
Annualization factor	4.00	4.00
Annualized return on average equity	9.83%	12.14%

Net overhead expense as a % of average assets before
annualization	0.72%	0.69%
Annualization factor	4.00	4.00
Annualized net overhead expense as a % of average assets	2.88%	2.76%